EXHIBIT 11.2


                     GEOWASTE INCORPORATED AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997



                                                                                                                Fully
                                                                                  Primary                      Diluted

Weighted Average Common Shares
outstanding.............................................................         21,206,351                   21,206,351
Convertible debt........................................................             --                           --
Stock options and warrants outstanding..................................             --                           --
                                                                                 ----------                   ----------
Weighted average shares of common shares
outstanding.............................................................         21,206,351                   21,206,351
                                                                                ===========                   ==========
Net loss ...............................................................        $ (462,171)                  $ (462,171)
                                                                                ==========                   ===========
Loss per share..........................................................        $    (0.02)                  $    (0.02)
                                                                                ===========                  ===========